ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of July 15, 2024, by and between Franklin Advisers, Inc. (“FAV”), Putnam Investment Management, LLC (“PIM”), Putnam Investments Limited (“PIL”) and The Putnam Advisory Company, LLC (“PAC”), each an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FAV and PIM are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, PIL is registered as an investment adviser under the Advisers Act and is licensed as an investment manager by the Financial Conduct Authority of the United Kingdom;

WHEREAS, PAC is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and its Singapore branch is authorized to provide discretionary investment advice and management in Singapore;

WHEREAS, PIM and PIL have engaged PAC from time to time to provide discretionary investment management services from PAC’s office in Singapore with respect to all or a portion of certain of the Putnam funds (the “Funds”) pursuant to a Sub-Advisory Contract dated as of January 1, 2024, between PIM, PIL and PAC (the “Sub-Advisory Contract”);

WHEREAS, PIM, effective July 15, 2024 (the “Effective Date”), has transferred to FAV all of its personnel (including all portfolio managers, research analysts, and certain support staff members), assets, and liabilities related to its fixed income and investment solutions investment management business (the “Transfer”);

WHEREAS, although PAC does not provide any investment management services as of the date hereof to the Funds listed on Schedule A, PIM and PIL desire to assign the Sub-Advisory Contract to FAV pursuant to this Assignment and Assumption Agreement in order to facilitate FAV’s future engagement of PAC with respect to one or more of the Funds listed on Schedule A;

WHEREAS, the Transfer and the assignment of the Sub-Advisory Contract to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Contract under the Investment Company Act of 1940, as amended, or a material amendment of the Sub-Advisory Contract; and

WHEREAS, the Board of Trustees of the Funds, including a majority of the Trustees of the Funds present in person that were not interested persons of the Trust, PIM, PIL,

PAC, or FAV, approved a form of this Assignment and Assumption Agreement at a meeting held on June 28, 2024.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.                  The Sub-Advisory Contract in effect between PIM, PIL and PAC with respect to the Funds listed on Schedule A is hereby assumed in its entirety by FAV, except that all references to PIM shall be replaced with references to FAV (the “Transferred Contract”).

2.                  FAV agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of PIM thereunder.

3.                  The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term. In addition, for the avoidance of doubt, this Assignment and Assumption Agreement between FAV, PIM, PIL, and PAC only applies to the Funds listed on Schedule A, and the Sub-Advisory Contract will continue in full force and effect for the remainder of Funds subject to the Sub-Advisory Contract that are not listed on Schedule A.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Franklin Advisers, INC. By: /s/ Thomas C. Merchant Thomas C. Merchant Chief Legal Officer	PUTNAM INVESTMENT MANAGEMENT, llc By: /s/ Stephen J. Tate Stephen J. Tate Secretary
ACKNOWLEDGED: PUTNAM INVESTMENTS LIMITED By: /s/ Vivek Gandhi Vivek Gandhi Chief Executive Officer	ACKNOWLEDGED: THE PUTNAM ADVISORY COMPANY, LLC By: /s/ James F. Clark James F. Clark Chief Compliance Officer

Schedule A

Putnam Dynamic Asset Allocation Balanced Fund

Putnam Dynamic Asset Allocation Conservative Fund

Putnam Dynamic Asset Allocation Equity Fund

Putnam Dynamic Asset Allocation Growth Fund

Putnam Multi-Asset Income Fund

Putnam VT Global Asset Allocation Fund